EXHIBIT 99.1

W. P. Carey Closes on $450 Million Credit Facility

New York, NY – December 29, 2011 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that it has closed on a $450 million unsecured revolving credit facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, LLC acted as Joint Lead Bookrunners and Joint Lead Arrangers, with Bank of America, N.A. as Administrative Agent and JP Morgan Chase Bank, N.A. as Syndication Agent. The facility is syndicated to a group of 10 financial institutions, including Bank of America, N.A., J.P. Morgan Chase Bank, N.A., PNC Bank, N.A., Wells Fargo Bank, N.A., RBS Citizens, N.A. dba Charter One, Regions Bank, U.S. Bank, N.A., The Bank of New York Mellon, Fifth Third Bank and Comerica Bank. The facility’s term extends to December 28, 2014. The facility can be extended until December 28, 2015 at W. P. Carey’s option.

This facility will replace a $250 million unsecured revolving credit facility that was due to expire in June of 2012. The new facility will be utilized to retire the existing facility, and for potential new investments and general corporate purposes.

Commenting on the credit facility, Trevor Bond, President and CEO of W. P. Carey, stated, “We are pleased with the terms of our new credit facility and believe they are a reflection of our strong business fundamentals and the solid relationships we have with our banking partners. The credit facility increases our total liquidity, providing us with greater financial flexibility.”

W. P. Carey & Co. LLC

W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that oversees a global investment portfolio of approximately $11.8 billion. W. P. Carey provides companies worldwide with long term sale leaseback and build to suit financing and engages in other types of real estate- related investment. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA(R) series of income-generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 284 long term corporate tenants spanning 28 industries and 18 countries. www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” and similar expressions are used, they identify forward-looking statements. Examples of such statements include, but are not limited to, the statements made by Mr. Bond. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.